EXHIBIT 8(b)


                      FIRST AMERICAN INVESTMENT FUNDS, INC.

                COMPENSATION AGREEMENT DATED AS OF JULY 23, 1998
                         PURSUANT TO CUSTODIAN AGREEMENT

            WHEREAS, First American Investment Funds, Inc., a Maryland corporation (hereinafter called the "Fund"), and First Trust National Association, a national banking association organized and existing under the laws of the United States of America, previously entered into that Custodian Agreement dated September 20, 1993 (the "Custodian Agreement"); and

            WHEREAS, First Trust National Association, with the consent of the Fund, assigned its rights and obligations under the Custodian Agreement to U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America (the "Custodian") by an Assignment and Assumption Agreement dated as of May 1, 1998; and

            WHEREAS, Article 12 of the Custodian Agreement provides that the Custodian shall be paid compensation at such rates and at such times as may from time to time be agreed on in writing by the parties thereto; and

            WHEREAS, the Fund and the Custodian previously entered into that Compensation Agreement dated as of January 31, 1998, for such purpose with respect to the then-existing series of the Fund; and

            WHEREAS, the Fund and the Custodian wish to amend such compensation agreement in order to add provisions thereto relating to certain new funds.

            NOW, THEREFORE, the Fund and the Custodian agree as follows:

            1. The compensation payable to the Custodian pursuant to the Custodian Agreement with respect to the respective series of the Fund shall be payable monthly at the following annual rates as percentages of the respective series' average daily net assets: Large Cap Value Fund, Equity Index Fund, Balanced Fund, Regional Equity Fund, Mid Cap Value Fund, Limited Term Income Fund, Intermediate Term Income Fund, Fixed Income Fund, Intermediate Government Bond Fund, Health Sciences Fund, Real Estate Securities Fund, Equity Income Fund, Large Cap Growth Fund, Small Cap Growth Fund, Technology Fund, Intermediate Tax Free Fund, Minnesota Intermediate Tax Free Fund, Colorado Intermediate Tax Free Fund, Oregon Intermediate Tax Free Fund, California Intermediate Tax Free Fund, Micro Cap Value Fund, Small Cap Value Fund, Adjustable Rate Mortgage Securities Fund, Tax Free Fund, Minnesota Tax Free Fund, Mid Cap Growth Fund, and Strategic Income Fund, .03%; and International Fund, International Index Fund, and Emerging Markets Fund, 0.10%. The Custodian shall pay sub-custodian fees with respect to those funds which are authorized to utilize foreign sub-custodians out of the compensation payable to the Custodian with respect to such

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funds as set forth above. The Fund shall reimburse the Custodian for all other out-of-pocket expenses incurred by the Custodian in connection with the performance of the Custodian's services under the Custodian Agreement.

            2. This Compensation Agreement restates and supersedes all prior compensation agreements pursuant to Article 12 of the Custodian Agreement.

            IN WITNESS WHEREOF, the Fund and the Custodian have caused this instrument to be executed in duplicate as of the date first above written by their duly authorized officers.


                                         FIRST AMERICAN INVESTMENT
                                           FUNDS, INC.


                                         By  /s/ Kathryn L. Stanton
                                            -------------------------------
                                            Its Vice President
                                                -------------------------------


                                         U.S. BANK NATIONAL ASSOCIATION


                                         By  /s/ Jeffrey M. Wilson
                                            -------------------------------
                                            Its Vice President
                                                -------------------------------